Exhibit 2.1

Execution Version

Agreement and Plan of Merger

by and among

Thermo Fisher Scientific Inc.,

PLMR Inc.

and

Princeton Security Technologies, Inc.

dated as of June 13, 2012

Agreement And Plan Of Merger

This agreement and plan of merger (this “Agreement”) dated as of June 13, 2012 by and among Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), PLMR Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and Princeton Security Technologies, Inc., a Nevada corporation (the “Company”).

Background

Whereas, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (“NRS”), Parent, Acquisition Sub and the Company will enter into a business combination transaction pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”);

Whereas, each of the respective boards of directors (or similar governing body) of the Company, Parent (on its own behalf and as the sole stockholder of Acquisition Sub) and Acquisition Sub has approved and declared the advisability of this Agreement, and deemed it advisable and in the best interests of their respective stockholders to consummate the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and, in the case of the board of directors of the Company, recommended that this Agreement be adopted by the Stockholders; and

Whereas, in order to induce Parent and Acquisition Sub to enter into this Agreement, Finn-Partners, Inc. and Juhani Taskinen (collectively, the “Significant Shareholders”), (i) concurrently with the execution and delivery of this Agreement have executed and delivered an Indemnification and Support Agreement (the “Indemnification Agreement”) and (ii) promptly after the execution and delivery of this Agreement are expected to execute a written consent adopting this Agreement and approving the Merger.

Terms

Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
The Merger

Section 1.01. The Closing.

Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., Boston, Massachusetts time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”).  The Closing shall be held at the offices of Pepper Hamilton LLP, 301 Carnegie Center, Suite 400, Princeton, NJ 08540, unless another place is agreed to by the parties hereto.

Section 1.02. The Merger.

(a) As early as practicable on the Closing Date, the Company and Acquisition Sub shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), together with any required related certificates, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and by filing with the Secretary of State of the State of Nevada articles of merger (the “Articles of Merger”), together with any required related certificates, in such form as required by, and executed in accordance with, the relevant provisions of the NRS.  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger are duly filed with the Secretary of State of the State of Nevada, or such later date and time as is specified in the Articles of Merger and as is agreed to in writing by the parties hereto.  The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”.

(b) At the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the DGCL and NRS, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.  From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges, immunities, powers and franchises and be subject to all of the debts, obligations and liabilities of the Company and Acquisition Sub, all as provided under the NRS.

ARTICLE 2
Effects of the Merger

Section 2.01. Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) (each a “Company Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into and represent the right to receive $0.89 in cash, without interest (the “Merger Consideration”).  At the Effective Time, all such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and each certificate (“Certificate”) or book entry previously representing any such shares (“Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration, in respect of such shares upon the surrender of such Certificate or Book Entry Shares in accordance with Section 2.02 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.07).

(b) Cancellation of Parent-Owned, Acquisition Sub-Owned and Company-Owned Company Common Stock.  Each share of Company Common Stock issued or outstanding immediately prior to the Effective Time owned by Parent, Acquisition Sub or any other Subsidiary of Parent and each share of Company Common Stock owned by the Company or any Subsidiary of the Company (including any shares held in the Company’s treasury) (collectively, the “Excluded Shares”), shall automatically be cancelled, extinguished without payment of any consideration therefor and shall cease to exist.

(c) Capital Stock of Acquisition Sub.  Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Colonial Stock Transfer Company or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates or Book Entry Shares representing Company Shares for the applicable Merger Consideration.  Immediately upon completion of the Merger, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in accordance with this Article 2.  Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal, which shall be in a form reasonably acceptable to Company, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Book Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented upon surrender to the Exchange Agent of a Certificate or Certificates (or affidavits of loss in lieu thereof (and bond, if required) as provided in Section 2.07 or, in the case of Book Entry Shares, upon adherence to the procedures as set forth in the letter of transmittal) representing such shares, together with a properly completed letter of transmittal.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of a Company Stock Option in respect of which a cash payment is payable at the Effective Time under Section 2.04 a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the Book Entry Share is registered, it shall be a condition to such payment that either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such book entry shall be properly transferred, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) The payment of the applicable Merger Consideration upon the surrender of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Book Entry Share.  From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Article 2 (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look to Surviving Corporation only as general creditors thereof with respect to any Merger Consideration in respect of such Company Shares without any interest thereon.  Notwithstanding the foregoing, Surviving Corporation shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Surviving Corporation or its designee free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.03. Dissenters Rights.

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands payment of the fair value of such shares of Company Common Stock pursuant to NRS 92A.300 through NRS 92A.500 (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s dissenter’s rights under the NRS.  Dissenting Shares shall be treated in accordance with the applicable provisions of NRS 92A.300 through 92A.500.  If any such holder fails to perfect or withdraws or loses any such dissenter’s rights, each such share of Company Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such dissenter’s right have been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.01(a).  The Company shall serve prompt notice to Parent of any demands for payment of fair value of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to dissenter’s rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

Section 2.04. Company Stock Options; Corporate Actions.

(a) Company Stock Options.  At the Effective Time, each then outstanding and unexercised Company Stock Option (vested or unvested) granted under any Company Stock Plan, shall become fully vested, and shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option, multiplied by (ii) the number of Company Shares covered by such option, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment.  Each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options, which shall be cancelled effective as of the Effective Time. From and after the Effective Time, each Company Stock Option, whether vested or unvested, shall no longer represent the right to purchase shares of Company Common Stock, but in lieu thereof shall represent only the nontransferable right to receive a cash payment, if any, pursuant to this Agreement.

(b) Corporate Actions.  At or prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments and authorizing the Company’s entrance into any necessary option termination agreements) as are required to implement the provisions of Sections 2.04(a) and to terminate the Company Stock Plans at the Effective Time.

Section 2.05. Adjustments.

If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change in the number of outstanding Company Shares that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted.

Section 2.06. Withholding Rights.

Each of Acquisition Sub, the Surviving Corporation, Parent, any of their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local or foreign Tax law.  If Acquisition Sub, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be (a) paid over to the applicable Governmental Authority in accordance with Applicable Law and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which Acquisition Sub, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3
The Surviving Corporation

Section 3.01. Certificate of Incorporation.

As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub or the Company, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with Applicable Law.

Section 3.02. Bylaws.

As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub or the Company, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended in accordance with Applicable Law.

Section 3.03. Directors and Officers.

(a) The parties hereto shall take, or cause to be taken, all necessary actions so that the directors of Acquisition Sub immediately prior to the Effective Time be the directors of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or the bylaws of the Surviving Corporation and with Applicable Law.

(b) The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or the bylaws of the Surviving Corporation and with Applicable Law.

ARTICLE 4
Representations and Warranties of the Company

The Company represents and warrants to Parent and Acquisition Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, that the disclosure of any item in a particular section of the Company Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Article 4 to which the relevance of such item is readily apparent on its face:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate power and authority required to carry on its business as now conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  A list of jurisdictions in which the Company is so qualified is set forth on Section 4.01(a) of the Company Disclosure Schedule. The Company has made available to Parent complete and correct copies of the articles of incorporation and bylaws of the Company as currently in effect and all amendments thereto as of the date hereof.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.  Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 4.01(b) of the Company Disclosure Schedule.  No Subsidiary has been dissolved and there are no reasons which would justify an administrative cancellation. No insolvency or similar Proceedings have been initiated or applied for with respect to a Subsidiary and no reasons exist why such Proceedings would need to be initiated, including any Subsidiary being over-indebted or unable to pay its debts as they become due, and no such inability to pay debts is imminent.

Section 4.02. Corporate Authorization..

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Shareholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company.  The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of the Merger and adoption of this Agreement (the “Shareholder Approval”) is the only approval of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.  No “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti−takeover laws and regulations of any Governmental Authority (“Takeover Laws”) is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any shareholder rights plan or “poison pill.”

(b) The Company’s Board of Directors, at a meeting duly called and held prior to the execution of this Agreement duly adopted and approved, by unanimous vote of directors present, resolutions declaring that (i) this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) this Agreement, the Merger and the other transactions contemplated hereby are approved and declared advisable, (iii) directing that this Agreement be submitted to the holders of shares of Company Common Stock for adoption and approval and (iv) recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.03. Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing and recordation of appropriate merger documents as required by the NRS and the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws; (iii) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not  reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention.

Except as set forth in Section 4.04. of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, violate, result in a breach, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result (with or without notice or lapse of time or both) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens created by Parent, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock.  As of the close of business on June 5, 2012, there were outstanding, (i)  14,483,513 shares of Company Common Stock, (ii) no shares of preferred stock of the Company and (iii) Company Stock Options to purchase an aggregate of 380,000 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 380,000 shares of Company Common Stock were exercisable).  As of the close of business on June 5, 2012, other than 380,000 shares reserved for issuance pursuant to issued and outstanding Company Stock Options issued pursuant to the Company Stock Plans, the Company has no shares reserved for issuance.  All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on June 5, 2012, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option or award, the name of the holder, the grant date, the exercise price per share,  and the expiration date, and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option.  None of the Company Stock Options has an exercise price equal to or less than $0.89 per share of Common Stock.  The company stock plans set forth on Section 4.05(b) of the Company Disclosure Schedule (the “Company Stock Plans”) are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, stock appreciation rights, restricted stock, restricted stock units, long term performance awards, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exercisable or exchangeable for securities having the right to vote) on any matters on which the shareholders may vote.  Except (x) as disclosed on Section 4.05(b) of the Company Disclosure Schedule, or (y) for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under the terms of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to grant or issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii)  obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  No Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) All of the outstanding capital stock of, shares in, or other voting securities or ownership interests in, each Subsidiary of the Company are fully paid and owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, shares or other voting securities or ownership interests), and free of any additional payment obligations.  With respect to such capital stock, shares, other voting securities and ownership interests, no open or hidden repayments of capital, hidden distributions of profit or hidden contributions in kind have been made.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock, shares in or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of, shares in, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  No Subsidiary has entered into a Contract with any third party with respect to the governance or control of a Subsidiary or obligating a Subsidiary to subordinate its management or transfer its profit to a third party.   No silent participations or other rights of third parties to participate in the revenues, profits, assets, equity (or the value thereof) of any Subsidiary exist.

(b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC each report, statement, schedule, form, prospectus or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required since March 22, 2007 (such documents, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).  No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, prospectus or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Acquisition Sub specifically for inclusion or use in any such Company SEC Documents).  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(d) To the extent required by the Sarbanes-Oxley Act, each Company SEC Document containing financial statements was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and/or principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in accumulating and communicating to the Company’s management, including its principal executive officer and principal financial officer, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act to allow timely decisions regarding required disclosure.

(f) The Company has established and maintains, and to its knowledge has had in place since March 22, 2007, a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since March 22, 2007.  Since March 22, 2007, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Documents has been so disclosed.

(g) Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2011 (or the notes thereto) included in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP) of any nature, except liabilities and obligations that (A) were incurred since December 31, 2011 in the ordinary course of business, (B) are incurred pursuant to this Agreement or (C) have not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(h) Since March 22, 2007, the Company is, and has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.08. Financial Statements.

The audited consolidated financial statements (including related footnotes where applicable) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, for the absence of footnotes and the condensation or omission of certain information as permitted under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in shareholders’ equity for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents

Each document required to be filed by the Company with the SEC or otherwise required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Company Notice, as supplemented or amended, if applicable, at the time such Company Disclosure Document is first mailed, filed, distributed, disseminated or otherwise used will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information about Parent or Acquisition Sub provided by Parent in writing for inclusion or use in any Company Disclosure Document).

Section 4.10. Absence of Certain Changes

Between the Company Balance Sheet Date and the date of this Agreement, (i) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice (except as expressly contemplated by the transactions pursuant to this Agreement), and (iii) neither the Company nor any of its Subsidiaries has taken or committed to take any of the actions set forth in Sub-Sections (b), (c), (d), (e), (f), (g), (h), (i), (k) or (l) of Section 6.01.

Section 4.11. Litigation.

(a) As of the date hereof, there is (a) no Proceeding pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries; and (b) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

(b) As of the date hereof, there is no Proceeding pending or, to the Company’s knowledge, threatened against Company that would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(c) As of the date of this Agreement, to the Company’s knowledge, no officer or director of the Company or its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

(d) There has not been, nor are there currently any, internal investigations or inquiries being conducted by the Company or its Board of Directors or any committee thereof or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance of malfeasance issues.

Section 4.12. Compliance with Applicable Law and Orders.

(a)  The Company and each of its Subsidiaries is and since January 1, 2007 has, in all material respects, been in compliance with all Applicable Laws and Orders.  Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2007 (1) of any administrative or civil, or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, or (2) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order.

(b) Each of the Company and each of its Subsidiaries has at all times been in compliance with the requirements under any Applicable Law relating to export control, trade embargoes and import laws.  No product sold or service provided by the Company or any of its Subsidiaries since January 1, 2007 has been, directly or indirectly, sold to or performed on behalf of any person listed on the Office of Foreign Assets Control Specially Designated Nationals List or similar list or any country that is the subject of an embargo or sanction by any Governmental Authority.  Neither the Company nor any of its Subsidiaries has violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that may be penalized under Section 999 of the Code.  Since January 1, 2007, neither the Company nor any of its Subsidiaries has been a party to, been a beneficiary under or performed any service or sold any products to customers in any country that engages in restricted trade practices or boycotts prohibited by any Applicable Law.

Section 4.13. Material Contracts.

(a) Except for this Agreement and except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) for the provision of goods or services to or by the Company, which resulted in aggregate revenues or expenses, respectively, in excess of $25,000 for the fiscal year ended December 31, 2011 or is reasonably expected to result in aggregate revenues or expenses, respectively, in excess of $25,000 for the fiscal year ended December 31, 2012;

(ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to be performed after the date of this Agreement;

(iii) which constitutes a Contract relating to any Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000;

(iv) which contains any provision that would materially restrict or affect the conduct of business of the Company or its Subsidiaries, or otherwise restricts the Company’s or any of its Subsidiaries’ ability to compete or restricts in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries;

(v) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights or licenses, or (C) grants any rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (C) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) which was entered into after January 1, 2007 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $50,000 (other than acquisitions or dispositions of assets in the ordinary course of business) or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations (but excluding indemnification obligations with respect to any retained liabilities), in each case, that would reasonably be expected to result in payments in excess of $50,000;

(vii) which by its terms calls for payments to or by the Company or its Subsidiaries of more than $25,000 per year, other than those that can be terminated by the Company or any of its Subsidiaries on less than 45 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(viii) which is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and which licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than non-exclusive license agreements for Software that is generally commercially available on standard terms;

(ix) that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act, or otherwise is entered into between any director or executive officer of the Company or any Subsidiary, on the one hand, and the Company or a Subsidiary of the Company, on the other hand;

(x) with any Governmental Authority;

(xi) with respect to the creation, operation, management or control of any joint venture, partnership, limited liability or other similar arrangement;

(xii) that constitutes a material manufacturing, supply, distribution or marketing agreement;

(xiii) with respect to a lease or sublease pursuant to which the Company or any of its Subsidiaries leases or occupies real property;

(xiv) that constitutes a Company Benefit Plan;

(xv) with a Material Customer or Material Supplier; or

(xvi) that involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract.

Each Contract of the type described in clauses (i) through (xiv) of this Section 4.13, whether or not set forth in the Company Disclosure Schedule or otherwise disclosed in the Company SEC Documents, is referred to as a “Material Contract.”

(b) Neither the Company nor any Subsidiary of the Company is in breach or violation of, or default under a Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach, violation or default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company has received notice that any other party is (or intends to be) in material breach or violation of, or default under, any Material Contract.  To the Company’s knowledge, no party to any Material Contract is in material breach or violation of, or default under, the terms of any Material Contract.  Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 4.14. Taxes.

(a) All Tax Returns required to have been filed by each of the Company and its Subsidiaries have been timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return is true, correct and complete in all material respects.  All Taxes due and payable by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Company and each of its Subsidiaries have maintained all material records in relation to Tax as they are required to maintain under Applicable Law.

(b) The material Tax obligations of the Company and its Subsidiaries as of the Company Balance Sheet Date are reserved for in accordance with GAAP in the Company Balance Sheet and, to the extent applicable, on the balance sheet of the relevant non-US Subsidiary in accordance with local laws.  Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c) There is no current, pending or, to the Company’s knowledge, threatened, action, audit, dispute, examination, investigation or claim in respect of Taxes against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, nor have any of the Company or any of its Subsidiaries made (or had made on their behalf) any requests for such extensions that are outstanding.  Neither the Company nor any of its Subsidiaries have received any claim from a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company and each of the Subsidiaries have not in the past five years had a permanent establishment or a branch office in a jurisdiction other than the jurisdiction in which it is organized. For the purposes of this Section 4.14(c), “permanent establishment” has the meaning ascribed to it under any applicable Tax treaty.

(d) There are no Liens on any of the stock or the assets of the Company or any of its Subsidiaries with respect to Taxes.

(e) Each of the Company and its Subsidiaries has withheld and timely paid to the relevant Governmental Authority all Taxes required to have been withheld and paid.

(f) There is no dispute or claim concerning any liability for Taxes with respect to the Company or any of its Subsidiaries for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company or any of its Subsidiaries.  No issues have been raised in any Tax examination with respect to the Company or any of its Subsidiaries which, by application of similar principles, could be expected to result in liability for Taxes for the Company or any of its Subsidiaries or period not so examined.  Section 4.14 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries since January 1, 2007.  Neither the Company nor any of its Subsidiaries is currently subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency.

(g) Neither the Company nor any of its Subsidiaries has agreed to make a change in accounting method that reasonably could be expected to affect Taxes of the Company or any of its Subsidiaries after the Closing Date.

(h) None of the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction intended to qualify under Section 355 of the Code within the five year period ending as of the date of this Agreement.  None of the Company or any of the Subsidiaries will have to include in income after the Closing Date pursuant to Section 951 of the Code any amounts with respect to income earned by any controlled foreign corporation on or prior to the close of the taxable year that began prior to the Closing Date.

(i) None of the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No foreign Subsidiary has ever held a “United States real property interest” within the meaning of Section 897(1)(1) of the Code.

(j) No foreign Subsidiary has an investment in “United States property” within the meaning of Section 956(c) of the Code.  No foreign Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.  No foreign Subsidiary is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged. Neither the Company nor any of its Subsidiaries individually has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code, or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(k) Neither the Company nor any of its Subsidiaries has requested a private letter ruling or similar advance ruling from any taxing authority. Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement or material closing agreement relating to Taxes with any Governmental Authority.

(l) Neither the Company nor any of its Subsidiaries is a party to any agreement the principal purpose of which is Tax sharing, allocation, or indemnification other than agreements solely between the Company and any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group of which such entity is not currently a member. Neither the Company nor any of its Subsidiaries has or may be held to have any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries with respect to the group of which it currently is a member under Treasury regulation section 1.1502-6 or any similar provision of state, local or foreign Applicable Law) by reason of being a transferee or successor of such Person, by contract, under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law).

(m) None of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) Section 108(i) of the Code (or any similar provision of state, local or foreign Tax law).

(n) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury regulations under Section 6011 of the Code.

(o) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such Person.

(p) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday, or other Tax reduction arrangement or Tax order that applies to any of them, and no Tax exemption, Tax holiday, or Tax order that applies to any of the Company and the Company Subsidiaries will be adversely affected by the transactions contemplated by this Agreement.

For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, registration, ad valorem, value added, franchise, corporation, bank shares, withholding, payroll, employment, excise, property, deed, transfer, stamp, alternative or add-on minimum, escheat, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, disability, social security, worker’s compensation, capital, premium, contribution or other taxes, customs, duties, levies, or similar governmental charges, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, whether disputed or not and “Tax Return” means any return, election, estimated tax filing, declaration, report or information return or statement required to be filed with a taxing authority, including any schedule, notice, supplement or attachment thereto, and including any amendment thereof.

Section 4.15. Employee Benefit Plans.

(a) Section 4.15 of the Company Disclosure Schedule lists each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including each multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”), and each other material stock purchase, stock option, phantom equity, equity compensation, severance, employment, change-in-control, fringe benefit, vacation, paid time off, health and welfare, collective bargaining, bonus, incentive, deferred compensation and each other material employee benefit plan, agreement, program, policy or other arrangement, oral or written, whether or not subject to ERISA, (i) which is maintained or contributed to by the Company or any of its Subsidiaries and under which any current or former employee, consultant or director (or their dependents and/or beneficiaries) of the Company or any of its Subsidiaries has any present or future right to benefits or (ii) under which the Company or any of its Subsidiaries has any present or future liability (each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent, to the extent applicable, a true and correct copy of: (i) the most recent documents constituting the Company Benefit Plan (including any amendments thereto); (ii) any related trust agreement; (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA; (iv) for the past three years, actuarial reports or valuations relating to each such Company Benefit Plan subject to Title IV of ERISA; (v) all Form 5500 annual reports and attachments for the past three years, if such reports were required to be filed; (vi) the most recent determination, notification or opinion letter issued by the Internal Revenue Service with respect to each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence with any Governmental Authority relating to any Company Benefit Plan since January 1, 2007.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to, or has any current or contingent liability with respect to: (i) a plan subject to Title IV of ERISA (including, without limitation, a Multiemployer Plan); (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) a plan providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(d) With respect to the Company Benefit Plans, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other Applicable Law.

(e) As of the date hereof, there are no pending, or, to the knowledge of Company, threatened, claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine claims for benefits. No Company Benefit Plan is the subject of any pending (or to the Company’s knowledge, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.  There has been no non-exempt “prohibited transaction” (and there will be none as a result of the transactions contemplated hereby) within the meaning of  Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(f) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code.

(g) All Company Benefit Plans conform to, and have been maintained, operated and administered in all material respects with their respective terms and the requirements of ERISA, the Code and all other Applicable Law.  Except as contemplated by this Agreement, neither the Company, any of its Subsidiaries or, to the Company’s knowledge, any other person or entity, has made any express or implied commitment, whether legally enforceable or not, to modify, change, or terminate any Company Benefit Plan.

(h) Except for the accelerated vesting of the Company Stock Options that is to be effected pursuant to Article 2, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights or benefits of any current or former service provider of the Company or its Subsidiaries.

(i) All Company Stock Options and all other awards granted pursuant to the Company Stock Plans have been duly authorized by the Board of Directors of the Company or a duly authorized committee thereof, including approval of the exercise or purchase price and the other substantive terms of any such awards.  All Company Stock Options and all other awards granted pursuant to the Company Stock Plans may be cancelled pursuant to Section 2.04 without the consent of the holders of such awards.

(j) With respect to each Company Benefit Plan maintained by the Company or any of its Subsidiaries which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), (i) such plan has been operated in all material respects, in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies, in all material respects, in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(k) Neither the Company nor any of its Subsidiaries has ever contributed towards, been connected or associated with or had any liability in respect of any defined benefit pension plan.

Section 4.16. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization.  As of the date hereof, there is no (nor has there occurred at any time since January 1, 2007 any) (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or Proceeding by a labor union or representative thereof to the Company’s knowledge to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the Company’s knowledge, threat thereof by or with respect to such employees.

(b) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in material liability to the Company.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and Contracts relating to employment practices, wages, hours and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, immigration and plant closings. The Company and each of its Subsidiaries has withheld all amounts required by Applicable Law or by agreement to be withheld from wages, salaries and other payments to its employees, and is not liable in any material respect for any arrears of wages, taxes or penalties for failure to comply with any of the forgoing.  Neither the Company nor any of its Subsidiaries has notice of any liability for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefit obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) During the last 90 days there has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended, with respect to the Company or any of its Subsidiaries.

Section 4.17. Insurance Policies.

Section 4.17 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect and all premiums due with respect to such insurance policies have been paid, in each case with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 4.18. Licenses, Permits and Authorizations.

The Company and its Subsidiaries have obtained all of the material Governmental Authorizations necessary under Applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Permits”) and each such Company Permit is in full force and effect.  There has not occurred any violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit other than expirations of Company Permits in the ordinary course of business.  The Company and each of its Subsidiaries are in compliance, in all material respects, with the terms of all Company Permits.

Section 4.19. Environmental Matters.

(a) As of the date of this Agreement:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(ii) the Company and its Subsidiaries hold all Company Permits required under Environmental Laws;

(iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iv) there has been no disposal, release, or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(v) there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Company’s knowledge, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to or made available to Parent prior to the date hereof.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth all registered Intellectual Property owned or licensed by the Company or any of its Subsidiaries, all applications for registration of Intellectual Property filed by the Company or its Subsidiaries and all domain names registered to Company or any of its Subsidiaries.  To the knowledge of the Company, the Company and its Subsidiaries own and possess, or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all material Intellectual Property used in the operation of the Business.

(b) The consummation of the Merger and other transactions contemplated hereby would not reasonably be expected to adversely affect any of the Company’s or any of its Subsidiaries’ rights to all Intellectual Property owned or used by the Company or any of its Subsidiaries as of the date of this Agreement, and all such Intellectual Property will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the consummation of the Merger and other transactions contemplated hereby, without the payment of any additional consideration in connection therewith.

(c) The conduct of the Company’s and its Subsidiaries’ business  as currently conducted and as currently proposed to be conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties that is not already licensed to the Company or its Subsidiaries, as the case may be.  Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, notice or other written communication alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party or of the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries is aware of any basis for such a claim.  To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(d) With respect only to the Intellectual Property owned by the Company or any of its Subsidiaries (“Company Intellectual Property”):

(i) the Company or its Subsidiaries own and possess all right, title and interest in and to the Company Intellectual Property, free and clear of any mortgage, pledge, lien, encumbrance, charge or other security interest, license or other restriction or limitation regarding use or disclosure, other than Permitted Encumbrances.  Section 4.20(d) of the Company Disclosure Schedule sets forth any and all licenses, agreements, or permissions pursuant to which the Company or any of its Subsidiaries has granted any third party rights to the Company Intellectual Property;

(ii) the Company Intellectual Property is valid, enforceable and subsisting;

(iii) to the knowledge of the Company, the Company Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iv) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Company’s knowledge, is threatened against the Company or any of its Subsidiaries which challenges the legality, validity, enforceability, use or ownership of the Company Intellectual Property, and, to the Company’s knowledge, there are no grounds for the same;

(v) neither the Company nor any of its Subsidiaries has ever agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the Company Intellectual Property; and

(vi) no loss or expiration of the Intellectual Property is pending or, to the knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees).

(e) With respect to any Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission (the “Licensed Intellectual Property”):

(i) Section 4.20(e) of the Company Disclosure Schedule sets forth each license, sublicense, agreement or permission covering the Licensed Intellectual Property other than those related to commercially available off-the-shelf software products or packages of such software products (the “Intellectual Property Agreements”) and to the knowledge of the Company, each Intellectual Property Agreement is legal, valid, binding, enforceable and in full force and effect;

(ii) neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, no other party to the Intellectual Property Agreements is, in breach or default thereof, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii) neither the Company nor any of its Subsidiaries has and, to the Company’s knowledge, no other party to the Intellectual Property Agreements has, repudiated any provision thereof;

(iv) to the knowledge of the Company, the underlying Licensed Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(v) to the Company’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying Licensed Intellectual Property and, to the Company’s knowledge, there are no grounds for the same; and

(vi) neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the Licensed Intellectual Property.

(f) All past and present employees of the Company or any of its Subsidiaries and consultants and independent contractors who have contributed to the development of Intellectual Property for the Company or any of its Subsidiaries have executed written agreements pursuant to which such individuals have assigned to the Company or any of its Subsidiaries all their rights in and to all Intellectual Property they may develop in the course of their employment or engagement with the Company or any of its Subsidiaries.  The Company has taken adequate measures, consistent with reasonable and customary practices in the industry in which the Company and its Subsidiaries operate, to protect the confidentiality of all trade secrets owned by the Company or any of its Subsidiaries that are material to the business of the Company as currently conducted and as currently proposed to be conducted.  All past and present employees, consultants and independent contractors with access to the Company’s or its Subsidiaries’ confidential information are parties to written agreements under which each such individual is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries. None of such individuals are in violation of the agreements described in this Section 4.20(f).

(g) Section 4.20(g) of the Company Disclosure Schedule lists all material software that is owned exclusively by the Company or any of its Subsidiaries.  To the knowledge of the Company, no open source or public library software, including, but not limited to, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software owned by the Company or any of its Subsidiaries that is incorporated into or utilized by any products of the Company or any of its Subsidiaries where, as a result of the use of such open source or public library software, the Company or any of its Subsidiaries is obligated to make available to third parties other than its customers the source code for the proprietary software owned by the Company or any of its Subsidiaries that is incorporated into such products.

(h) The material information technology systems of the Company and its Subsidiaries, including the relevant software and hardware, are reasonably secure against intrusion and have not suffered any material failure or security breach within the past two years.  To the knowledge of the Company, the Company and its Subsidiaries are in compliance with any posted privacy policies and any applicable Laws or regulations relating to personally identifiable information.

Section 4.21. Properties.

Section 4.21 of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company and its Subsidiaries and all existing leases, subleases and other agreements, under which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any material real property.  The Company and its Subsidiaries (i) have sufficient title to all their tangible properties and assets (including real property, whether leased or owned), to conduct their respective businesses as currently conducted and (ii) have maintained all such tangible properties and assets in accordance with normal industry practice, in good operating condition and repair (subject to normal wear and tear) and suitable for the purposes for which they are presently used.  Each Contract of the Company or its applicable Subsidiary for any leased real property listed on Section 4.21 of the Company Disclosure Schedule is valid and binding on the Company and each of its Subsidiaries that is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and to the Company’s knowledge, each other party thereto and is in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  No termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord thereunder exists under any such real property lease.  The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a real property lease free and clear of all Liens, except for Permitted Liens.  As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending condemnation, and to the Company’s knowledge there is no threatened, condemnation with respect to any property leased pursuant to any of the real property lease.

Section 4.22. Customer and Suppliers.

(a) Section 4.22(a) of the Company Disclosure Schedule identifies (i) the ten largest customers of the Company (including all of the Subsidiaries), based on revenue to the business for each of the year ended December 31, 2011 and the three-months ended March 31, 2012 (“Material Customers”), and (ii) each Contract of the Company or any of its Subsidiaries which, as of March 31, 2012, involved backlog in excess of $25,000 in respect of products or services to be delivered or provided by the Company or any of its Subsidiaries that have not been completed or have not yet commenced as of such date (each, an “Open Contract”).

(b) Section 4.22(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company (including all of the Subsidiaries), based on expenses to the business for each of the year ended December 31, 2011 and the three-months ended March 31, 2012 (“Material Suppliers”).

(c) As of the date hereof the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs.  Since the Company Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any Material Customers or Material Suppliers, and no such customer or supplier has provided the Company or any of its Subsidiaries with written notice of an intent to, and the Company has no knowledge that such customer or supplier has an intent to, terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.

(d) Each Open Contract is valid (assuming due authorization, execution and delivery by the other parties thereto) and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in breach or default thereunder, and, to the Company’s knowledge, no other party to any such agreement is in breach or default hereunder and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under such Open Contract.

Section 4.23. Interested Party Transactions.

Except as set forth in Section 4.23. of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan) with any Affiliate, shareholder that beneficially owns five percent or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, that is not already filed or incorporated by reference in a Company SEC Document, and (ii) no event has occurred since the Company Balance Sheet Date, or is currently proposed, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24. Inventory.

Section 4.24 of the Company Disclosure Schedule sets forth a complete list of all inventory of the Company and its Subsidiaries as of the date hereof, showing the type of inventory (e.g., raw materials, finished goods, etc.), amounts, the physical location of such inventory and any reserves or other contra-account balances in connection with such inventory (collectively, the “Inventory”). The levels of Inventory on hand, in aggregate, are consistent, in all material respects, with such levels maintained by the Company in the ordinary course of business.  All of the Inventory is located at locations which are under the Company’s control.  No Inventory is held on consignment by or for the Company.

Section 4.25. Product Liability and Warranty Claims.

Except for routine returns of products in the ordinary course of business, there are no Proceedings pending or, to the knowledge of the Company, threatened, related to products liability.  The Company has not received any notice of an obligation under any product warranty offered by the Company which has not been fully satisfied on or prior to the date hereof.  There has not been any product recall, post-sale warning or similar action conducted with respect to any product manufactured, shipped, delivered or sold by the Company, nor has there been any investigation or consideration of, or decision made by, the Company concerning whether or not to undertake any of the foregoing.

Section 4.26. Accounts Receivable.

Section 4.26 of the Company Disclosure Schedule sets forth a complete list of all accounts receivable of the Company and its Subsidiaries as of the date hereof, showing the amounts due and an aging analysis thereof, subject to reserves for doubtful accounts (including with respect to deductions, set-off or counterclaim by the account obligor) determined in good faith and reflected in the Company’s financial statements and the books and records of the Company and its Subsidiaries as determined in accordance with GAAP and subject to normal and customary trade discounts (the “Accounts Receivable”).  The Accounts Receivable (i) represent bona fide claims against debtors for sales and other charges, (ii) arose in the Ordinary Course of Business, (iii) are obligations of the respective debtors enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law, (iv) are collectable and (v) to the Company’s knowledge, are not in dispute with the respective debtor.  The Company has not accelerated or requested early payment of the Accounts Receivable.

Section 4.27. Certain Business Practices.

Neither the Company nor any of its Subsidiaries nor (to the Company’s knowledge) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related to the Company’s business, (ii) directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns to obtain or retain business or secure an improper advantage or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee, manager or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, manager, employee or agent, or (iv) made any other unlawful payment or engaged in any other unlawful practice, in respect of the Company’s business.

Section 4.28. Machinery, Equipment and Other Tangible Property.

The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens except Permitted Liens, and are adequate to conduct the business of the Company and its Subsidiaries as currently conducted, ordinary wear and tear excepted.

Section 4.29. No Undisclosed Liabilities.

There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for (i) in the Company Balance Sheet or in the notes thereto, or (ii) in the most recent financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof or in the notes thereto;

(b) liabilities incurred under this Agreement or in connection with the transactions contemplated hereby;

(c) executory liabilities or obligations under any Contract made available to Parent prior to the date hereof to which Company or its Subsidiaries is a party or is bound; and

(d) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice.

Section 4.30. Finders’ Fees.

Except as set forth in Section 4.30 Section 4.30. of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.31. Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of Co-View Capital, financial advisor to the Company, as of the date of such opinion and based on the assumptions, qualifications and limitations therein, that the Merger Consideration to be received by the Company’s unaffiliated shareholders is fair, from a financial point of view, to such shareholders.

ARTICLE 5
Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power.

Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority required to carry on its business as now conducted.  Since the date of its incorporation, Acquisition Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or the comparable governing documents of Parent and Acquisition Sub as are currently in effect and all amendments thereto as of the date hereof.

Section 5.02. Corporate Authorization.

The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the corporate powers of Parent and Acquisition Sub.  Other than the adoption of this Agreement by Parent as the sole shareholder of Acquisition Sub, which adoption shall occur immediately following the execution of this Agreement pursuant to Section 7.01(b), no further corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated hereby.  This Agreement constitutes a valid, legal and binding agreement of each of Parent and Acquisition Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization.

The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing and recordation of appropriate merger documents as required by the NRS and the DGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii)  compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the rules of any exchange or quotation system on which Parent’s securities are listed or quoted, and (iii) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not  reasonably be expected to prevent, materially delay or materially impair Parent’s or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention.

The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of Parent or the certificate of incorporation and bylaws of Acquisition Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, violate, result in a breach, constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Acquisition Sub, except, in the case of clauses (ii) and (iii), as would not  reasonably be expected to prevent, materially delay or materially impair Parent’s or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents.

The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Notice, as supplemented or amended, if applicable, at the time such Company Notice or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Notice, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.  The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included in the Company Disclosure Documents supplied by or on behalf of the Company.

Section 5.06. Ownership and Interim Operations of Acquisition Sub.

All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.

Section 5.07. Certain Arrangements.

There are no Contracts between Parent or Acquisition Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the NRS and the Company’s articles of incorporation, neither Parent nor Acquisition Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the NRS or the Company’s articles of incorporation to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.  As of the date of this Agreement, neither Parent nor Acquisition Sub holds any rights to acquire any Company Shares except pursuant to this Agreement.

Section 5.08. Litigation.

As of the date hereof, there is no Proceeding pending or, to the Parent’s knowledge, threatened against Parent or Acquisition Sub that seeks to restrain, enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 5.09. Availability of Funds.

As of the Closing Date, Parent and Acquisition Sub shall have sufficient funds immediately available to Parent and Acquisition  Sub, as applicable, to consummate the Merger and to make all other payments and perform the other obligations of Parent and Acquisition Sub contemplated by this Agreement, including the payment of the Merger Consideration. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.10. Advisory Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Acquisition Sub, any of their respective Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6
Covenants of the Company

Section 6.01. Conduct of the Company.

During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as required by this Agreement or as otherwise indicated in Section 6.01 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing:

(a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to (i) carry on and operate its business in the usual, regular and ordinary course, (ii) preserve intact the present business organization of the Company and its Subsidiaries, and (iii) preserve the goodwill and current business relationship of the Company and its Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Company and its Subsidiaries’ business.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall cause each of Subsidiaries not to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends payable to the Company by a wholly-owned Subsidiary of the Company made in the ordinary course of business, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities other than the repurchase of unvested shares of Company Common Stock by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, grant or pledge, or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, or (ii) pursuant to other awards outstanding under the Company Stock Plans on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation, bylaws or similar organizational documents.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial equity interest in, or all or substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than assets acquired in the ordinary course of business.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, convey, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to Material Contracts listed on Section 4.13(a) of the Company Disclosure Schedule.

(g) Liquidation.  The Company shall not, and shall not permit its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization (or their equivalents under applicable local law, which shall be deemed to include entering into or proposing any administration, receivership, creditors’ voluntary arrangement or scheme of arrangement).

(h) Employee Benefits.  Except as permitted by Section 6.01(c), the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new, or amend, or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any current or former officers, directors or employees, (ii) grant any increases in the compensation, perquisites, benefits or termination or severance pay entitlement of any of its directors, officers, employees or consultants (iii) except as required by Applicable Law, amend any Employee Benefit Plan (or adopt or enter into any plan, policy or arrangement that would be an Employee Benefit Plan, had it existed on the date hereof), (iv) enter into any collective bargaining agreement, social plan or similar works or labor agreement, or (v) except as contemplated in Section 2.04, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, including with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under Applicable Law or existing Company Benefit Plans as in effect on the date hereof;

(i) Debt Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions or investments in any other Person, or (iv) create any Lien upon any of its or its Subsidiaries’ assets, except for Permitted Liens, except, in the case of clauses (i) through (iv), as do not exceed $25,000 in the aggregate, (v) amend or modify any instrument governing any Indebtedness, or (vi) prepay any Indebtedness, other than repayment of amounts outstanding under the Existing Debt.

(j) Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to make any capital expenditures in excess of $10,000 individually and $25,000 in the aggregate, other than in accordance with the Company’s budget as has been provided to Parent prior to the date hereof.

(k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign, settle or compromise any pending or threatened Proceeding other than the settlement or compromise of any such Proceeding that only involves a monetary settlement by the Company or its Subsidiaries and the amount to be paid in settlement or compromise does not exceed $10,000 individually or $50,000 in the aggregate; provided, no equitable relief or criminal liability is imposed on the Company, its Subsidiaries or any of their respective assets; provided, further, there is no admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors.

(l) Accounting; Tax. None of the Company or any of its Subsidiaries shall (i) except as required by Applicable Law or GAAP, change a method of accounting (or method of Tax accounting), (ii) make, change or revoke any material Tax election or change any annual Tax accounting period, (iii) settle or compromise any material Tax liability or surrender any right to claim a material Tax refund, (iv) enter into any agreement the principal purpose of which is Tax sharing, allocation or indemnification, (v) enter into any material intercompany agreements or change any material transfer pricing methodology, or (vi) file any amended Tax Return.

(m) Material Contracts.  The Company shall not, and shall not permit any of its Subsidiaries to (i) enter into, extend, modify, terminate or renew any Material Contract, other than in the ordinary course of business consistent with past practice; or (ii) enter into or renew any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries.

(n) Shareholder Meetings.  The Company shall not convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than as may be required in connection with the transactions contemplated by this Agreement.

(o) Takeover Laws.  The Company shall not take any action to render inapplicable, or to exempt any third party (other than Parent and its Affiliates) from, any provisions of any Takeover Laws.

(p) Subsidiaries.  The Company shall not permit any of its Subsidiaries to (i) undergo any change of legal form, merger, hive-down or other kind of transformation, or (ii) conclude any enterprise or silent partnership agreements.

(q) Others.  Without the prior written consent of the Parent, the Company shall not, and shall not permit any of its Subsidiaries to take or agree to take any of the actions described in Sections 6.01(a) through 6.01(p). Nothing contained in this Agreement is intended to give Parent or Acquisition Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations to the extent required by Applicable Law.

Section 6.02. Shareholder Approval.

(a) No later than the second Business Day following the date of this Agreement, the Company shall obtain, in accordance with the relevant provisions of the NRS, the irrevocable written consent of beneficial owners of Company Common Stock holding the requisite number of such shares constituting the Shareholder Approval, and shall deliver a true and correct copy thereof to Parent (the “Shareholder Consent”).

(b) The Company shall comply with the NRS, the Company’s articles of incorporation and Company’s bylaws, and the Exchange Act in connection with the Shareholder Approval, including (i) delivering the notice of corporate action to the Company’s shareholders as required pursuant to the NRS and the Company’s bylaws and (ii) giving notice of the taking of the actions described in the Shareholder Consent to all shareholders of the Company entitled to assert dissenters’ rights pursuant to NRS 92A.300 to 92A.500 inclusive providing a description of the dissenters’ rights available thereunder, sending them the dissenters’ notice required by NRS 92A.430 and providing any other disclosures with respect to dissenters’ rights required by the NRS or any other Applicable Law (collectively, the item required pursuant to clauses (i) and (ii) shall be the “Company Notice”).   The Company Notice shall be mailed to the shareholders of the Company as promptly as possible following the delivery of the Shareholder Consent to Parent, but in no event later than the tenth day after the date of the Shareholder Consent.

Section 6.03. No Solicitation.

(a) Except as expressly permitted by this Section 6.03, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Acquisition Proposal, other than the transactions contemplated by this Agreement. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall instruct such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company unless such Person or group has already been so instructed.

(b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in an Acquisition Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing nonpublic information concerning the Company) with any third party (other than Parent, Acquisition Sub and their Representatives and the Company’s Representatives) relating to, or which could reasonably be expected to lead to an Acquisition Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any Contract or agreement in principle relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in Section 6.03, following the date of this Agreement, if the Company or one of its Representatives receives an Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the date of this Agreement that did not result from breach of  Section 6.03(b), (i) the Company may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal; or (ii) the Company or its Representatives may, if the Board of Directors determines in good faith pursuant to the written advice of its outside counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, (A) furnish, pursuant to a confidentiality agreement containing terms that are similar to and not more favorable in the aggregate to the other party than the terms in the Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

(d) The Company shall promptly (and in any event within 24 hours after receipt), notify  Parent  in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal. The Company’s notice shall include (i) a copy of any Acquisition Proposal made in writing and other written materials provided by such Person to the Company or any of its Subsidiaries or (ii), to the extent such information is not contained in the written materials provided to Parent, a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed in all respects on a timely basis (and in any event no later than within 48 hours of the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations.  None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith pursuant to the written advice of its outside counsel, that failure to take such actions would be inconsistent with the directors’ fiduciary duties under Applicable Law.  To the extent that the Company has entered into any confidentiality agreement prior to the date hereof that would prevent the Company from providing information to Parent that the Company would otherwise be required to provide to Parent pursuant to the terms of this Section 6.03(d), the Company shall use its reasonable best efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Parent in accordance with the terms of this Section 6.03(d).

(e) Neither the Board of Directors of the Company nor any committee thereof, shall (A) fail to make, withdraw, modify or qualify in a manner adverse to Parent or Acquisition Sub the Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company, an Acquisition Proposal, (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement thereof, (D) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger or acquisition agreement or any similar agreement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 6.03(c)) or (E) resolve, propose to a third party or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).  Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, the Board of Directors may, (1) if the Board of Directors determines in good faith pursuant to the written advice of its outside counsel that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law, make an Adverse Recommendation Change and (2) if the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisor, that a written Acquisition Proposal received by the Company in compliance with Section 6.03(c) constitutes a Superior Proposal, the Board of Directors may, upon termination of this Agreement in accordance with Section 10.01(d)(i), approve and enter into an agreement relating to such Superior Proposal, but subject to the satisfaction of the following: (i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance, of its or the Board of Directors’ intention to take such actions, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal; (ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) during such four Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Board of Directors to determine that the Acquisition Proposal no longer constitutes a Superior Proposal; and (iii) the Board of Directors shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 PM Eastern Time on the fourth Business Day of such four Business Day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to acceptance by the Company by countersignature on behalf of the Company and those conditions set forth therein) if accepted by the Company and shall have determined in good faith after consultation with outside counsel and financial advisors that the Acquisition Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect; provided, however, the Board of Directors may not terminate this Agreement pursuant to this Section 6.03(e) (or Section 10.01(d)(i)) unless the Superior Proposal giving rise to the Adverse Recommendation Change did not result from a breach by the Company of this Section 6.03.  In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 6.03(e) with respect to such new written notice.

(f) For purposes of this Agreement, an “Acquisition Proposal” means bona fide any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured, in a single transaction or series of related transactions, (i) to permit such Person or group to acquire beneficial ownership of (A) 15% or more of the Company’s consolidated assets of the Company, or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, or (B) 15% or more of the combined voting power of the shares of Company Common Stock, (ii) as a tender offer or exchange offer that if consummated would result in such Person or group beneficially owning 15% or more of the combined voting power of the shares of Company Common Stock, (iii) as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its equity holders will beneficially own 15% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) as any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 15%; in each case other than transactions contemplated by this Agreement.  For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal that (x) is on terms that the Board of Directors determines (after consultation with its outside counsel and financial advisor) are more favorable to the Company’s shareholders from a financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by the Parent to the Company in writing in response to such Acquisition Proposal or otherwise), and (y) which the Board of Directors has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted), except that the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(g) Nothing contained in this Section 6.03 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company’s Board of Directors failure to so disclose would be inconsistent with its obligations under Applicable Law; provided, however, any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

Section 6.04. Access to Information.

(a) From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, and subject to the Confidentiality Agreement dated November 8, 2011, as amended March 28, 2012 (the “Confidentiality Agreement”) between the Company and Parent, the Company shall give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, provided, that (i) any such access pursuant to this Section 6.04 shall be coordinated through the Company or its designated Representatives, and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties.  Notwithstanding any of the foregoing, the Company may restrict the foregoing access to the extent that any Applicable Law or Contract requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, it being understood that the parties shall use commercially reasonable efforts to cause such information to be provided in a manner that would not contravene any Applicable Law or result in violation of applicable privilege.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.05. FIRPTA Certificate.

The Company shall deliver to Parent on the Closing Date, a certification pursuant to the Treasury regulations under Sections 1445 and 897 of the Code to the effect that the Company is not a United States real property holding corporation.

Section 6.06. Indemnification Agreement.

The Company shall deliver to Parent on the date hereof the Indemnification Agreement executed by each Significant Shareholder.

Section 6.07. Director Resignations.

The Company shall deliver to Parent on the Closing Date, in a form reasonably satisfactory to Parent, resignation letters of the members of the Board of Directors of the Company and each Subsidiary of the Company, effective at or immediately prior to the Effective Time.

ARTICLE 7
Covenants of Parent

Section 7.01. Acquisition Sub.

(a) Parent shall cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver in accordance with the DGCL and in its capacity as the sole shareholder of Acquisition Sub, a written consent adopting the Agreement.

Section 7.02. Indemnification.

(a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement, each as in effect as of the date of this Agreement, and each of which shall survive the Effective Time and the Merger and shall continue in full force and effect. From and after the date hereof, neither the Company nor any of its Subsidiaries shall enter into any agreements relating to exculpation, indemnification or advancement of expenses with any director, officer or employee of the Company or any of its Subsidiaries.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission in their capacity as such whether occurring at or prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer or director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

(c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the NRS or otherwise. The provisions of this Section 7.02 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers or directors, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Law to consummate the Merger and the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party, and (iii) the execution and delivery of any additional instruments that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall (i)  promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, and (iii)  subject to all applicable privileges, including the attorney-client privilege, furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent shall not to be unreasonably withheld, conditioned or delayed).    Notwithstanding in this Agreement to the contrary, no contest in respect of Taxes of the Company or any of its Subsidiaries shall be settled or satisfied without the prior written consent of Parent.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Affiliates or Subsidiaries to (i) agree to or to effect any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or any of its Affiliates or Subsidiaries or of　Parent or any of its Affiliates or Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of the Company or any of its Affiliates or Subsidiaries or of　Parent or any of its Affiliates or Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of　the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries or (iv) file or defend any lawsuit, appeal any　judgment or contest any temporary, preliminary or permanent order or injunction issued in any Proceeding initiated by a Governmental Authority or by any other party.

Section 8.02. Certain Filings.

The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release.  Thereafter, unless and until an Adverse Recommendation Change has occurred, so long as this Agreement is in effect, each of the Company, Parent and Acquisition Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Applicable Law, any rule or regulation of any stock exchange on which the Company’s or Parent’s securities are listed or as permitted by Section 6.03, in which case the party required to make the release or announcement will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure. In addition, the Company shall provide Parent with copies of any documents it intends to file with the SEC (including any Company Disclosure Documents) prior to filing with the SEC and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 8.04. Notices of Certain Events.

Each of the Company and Parent shall promptly notify the other party of (a) the occurrence of any event whose occurrence would be reasonably likely to cause either (i) any condition set forth in Article 9 to not be satisfied or (ii) any changes or events having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair Parent’s or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement, (b) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; or (c) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 8.05. Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition Sub, any deeds, bills of sale, filings in relation to Intellectual Property, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Shareholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and any related litigation, negotiation or proceedings under the Company’s insurance policies, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.07. Takeover Laws.

If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Law on the Merger or such transactions.

Section 8.08. Section 16 Matters.

Prior to the Effective Time, if applicable, the Board of Directors of the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock or Company Stock Options resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 9
Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party.

The respective obligations of Parent, Acquisition Sub and the Company to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction of the following conditions, at or prior to the Effective Time unless waived in writing by all parties:

(a) Shareholder Approval shall have been obtained by the Company; and

(b) No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated by this Agreement.

Section 9.02. Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger.

The obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in Article 4 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein.

(b) The Company shall have performed in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Parent shall have received a certificate, dated the Closing Date, duly executed on behalf of the Company by an authorized executive officer certifying that the conditions specified in Sections 9.01(a), 9.02(a) and 9.02(b), have been fulfilled.

(d) Since the date of this Agreement, there has not occurred a Company Material Adverse Effect or any event, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The time period for the holders of the Company Common Stock to demand payment in accordance with the provisions of NRS 92A.300 through NRS 92A.500 shall have expired and no more than 10% of the issued and outstanding Company Shares as of the date hereof shall be Dissenting Shares.

(f) The Company shall have furnished to Parent the following documents, which shall be in full effect as of the Effective Time and shall not have been withdrawn or suspended:

(i) a certification, duly executed by an authorized officer of the Company, in accordance with Treas. Reg. § 1.1445-2(c)(3) certifying that stock in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, substantially in a form reasonably satisfactory to Parent;

(ii) the Indemnification Agreement executed by the Significant Shareholders;

(iii) resignation letters duly executed by the members of the Board of Directors of the Company and the Subsidiaries of the Company in a form reasonably satisfactory to Parent; and

(iv) the consent of the persons listed on Section 9.02 of the Company Disclosure Schedule; and

(v) an executed payoff letter with respect to the Existing Debt in customary form and evidence reasonably satisfactory to Parent that the Existing Debt and all Liens on the Company’s assets relating to the Existing Debt have been released and terminated.

Section 9.03. Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub set forth in Article 5 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

(b) Each of Parent and Acquisition Sub shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Company shall have received a certificate, dated the Closing Date, signed on behalf of the Parent and Acquisition Sub by an authorized executive officer of Parent certifying that the conditions specified in Sections 9.03(a) and (b), have been fulfilled.

ARTICLE 10
Termination

Section 10.01. Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company, Parent and Acquisition Sub;

(b) by either the Company or Parent, if:

(i) at any time after August 10, 2012 (the “End Date”) the Effective Time shall not have occurred on or before the close of business on such date; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any representation, warranty. covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or before the End Date; or

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that makes consummation of the Merger illegal or otherwise prohibited, or enjoins the Company or Parent from consummating the Merger; provided, that the right to terminate this agreement under this Section 10.01(b)(ii) shall not be available to any party whose failure to perform or comply with its obligations under this Agreement in all material respects has been the cause of, or resulted in, such action.

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred; (B) the Board of Directors of the Company shall have failed to publicly confirm the Board Recommendation within four Business Days of a written request by Parent that it do so; or (C) the Company shall have failed to include in the Company Notice the Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is in the best interests of the Company’s shareholders.

(ii) the Company shall have failed to perform, in any material respect, any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of the Company’s representations and warranties are or become untrue or incorrect which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in  Section 9.02(a) or Section 9.02(b) and (B) is either incurable, or if curable is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure to perform and (y) the End Date; provided, however, that Parent is not then in material breach of this Agreement; or

(iii) if a Company Material Adverse Effect shall have occurred and be continuing and if curable has not been cured by the Company within 30 days following receipt by the Company of written notice of the occurrence of such event from Parent.

(d) by the Company, if:

(i) subject to complying with the terms of this Agreement, the Board of Directors of the Company authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal in compliance with Section 6.03; provided,  that in the event of such termination, the Company upon such termination enters into such binding definitive agreement in respect of such Superior Proposal;

(ii) Parent or Acquisition Sub shall have failed to perform in any material respects any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of Parent’s or Acquisition Sub’s representations and warranties are or become untrue or incorrect which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) and (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure to perform and (y) the End Date; provided, however, that the Company is not then in material breach of this Agreement; or

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to each other party hereto.

Section 10.02. Effect of Termination.

In the event this Agreement is terminated pursuant to Section 10.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect without liability of any party (or any shareholder or Representative of such party) to each other party hereto, except with respect to Section 6.04(b), this Section 10.02, and Article 11; provided, that no such termination shall relieve any party from liability for any damages resulting from fraud or a Willful Breach of this Agreement.  As used herein, “Willful Breach” means a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of any act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

ARTICLE 11
Miscellaneous

Section 11.01. Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, Acquisition Sub or Surviving Corporation, to:

c/o Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, MA 02454

Attention:  General Counsel
Facsimile No.: (781) 622-1283

with a copy to:

and

Pepper Hamilton LLP
19th Floor, High Street Tower
125 High Street
Boston, MA 02110-2736

Attention:   Gene T. Barton, Esq.
Facsimile No.: (617) 204-5169
E-mail: bartong@pepperlaw.com

if to the Company, to:

Princeton Security Technologies, Inc.
303-A College Road East
Princeton, NJ 08540

Attention:  Juhani Taskinen, CEO
Facsimile No.: (609) 924-7310
E-mail:  jtask@pgt.com

with a copy to:

Eaton & Van Winkle LLP
3 Park Avenue
New York, NY 10016-2078

Attention:  Richard M. Miller, Esq.
Facsimile No.: (212) 561-3622
E-mail:  rmiller@evw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Shareholder Approval without the further approval of the Company’s shareholders, no such amendment or waiver shall be made or given that requires the approval of the shareholders of the Company under the NRS unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.03. Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Section 11.04. Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, Parent or Acquisition Sub may assign any of their respective rights or obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub, as the case may be, of its obligations hereunder; provided, further, from and after the Effective Time the Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto, or to a lender of a party as collateral for indebtedness, or in connection with a merger, consolidation, conversion or sale of all or substantially all of the assets of a party hereto, provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 11.04(b)  shall be void.

Section 11.05. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except with respect to the portions of the conduct of the Merger being completed in accordance with the laws of the State of Nevada, which shall be governed by the laws of the State of Nevada), without regard to the conflicts of law rules of such State.

Section 11.06. Jurisdiction.

The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.09. Entire Agreement.

This Agreement, together with the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.10. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE 12
Definitions

Section 12.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means (i) any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole, provided, that in no event shall any of the following be taken into account in determining whether a “Company Material Adverse Effect” under this clause (i) has occurred or is likely or expected to occur (except, in the cases of clauses (A), (B), (C) and (D) below, to the extent such event, occurrence, fact, condition or change has, or would reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries or locations in which the Company or its Subsidiaries operate): (A) general economic, market or political conditions, (B) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or other force majeure events, (C) any change affecting any segment of the industry in which the Company and its Subsidiaries operate, (D) any changes in accounting standards, including GAAP, (E) any change in the Company’s stock price or trading volume, or (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such change in paragraph (E) or failure in paragraph (F) could constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (ii) any event, occurrence, fact, condition or change that is, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to timely consummate the transactions contemplated hereby.

“Company Stock Option” means each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA Affiliate” means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Existing Debt” means that certain Revolving Line of Credit dated August 10, 2011 by and between the Company and The Bank of Princeton, and all documentation relating thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any notified body, (iii) the Financial Industry Regulatory Authority, Inc., or (iv) any securities exchange or quotation system on which the applicable party has its securities listed or quoted as of the applicable period.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or mixture, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material listed or regulated under any Environmental Law, including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“Indebtedness” means, collectively, any (i) obligations for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) all obligations for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, or (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.

“Intellectual Property” means any and all rights available (including with respect to Technology) under patent, copyright, trade secret or trademark Law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world, and also domain names.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, exclusive license of Intellectual Property, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which an appropriate reserve has been made on the Company Balance Sheet (as adjusted for the passage of time) in accordance with GAAP), and (iii) Liens arising under any lease, sublease or other occupancy agreement of any real property that do not have, individually or in the aggregate, a material effect on the properties to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, financing sources, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	4.25
Acquisition Proposal	6.03(f)
Acquisition Sub	Preamble
Action	7.02(b)
Adverse Recommendation Change	6.03(e)
Agreement	Preamble
Board Recommendation	4.02(b)
Book Entry Shares	2.01(a)
Articles of Merger	1.02(a)
Certificate	2.01(a)
Certificate of Merger	1.02(a)
Closing	1.01
Closing Date	1.01
Company	Preamble
Company Benefit Plan	4.15(a)
Company Disclosure Documents	4.09
Company Disclosure Schedule	Article 4
Company Intellectual Property	4.20(d)
Company Notice	6.02(b)
Company Permits	4.18
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Share	2.01(a)
Company Stock Plans	4.05(b)
Company Subsidiary Securities	4.06(a)
Confidentiality Agreement	6.04(a)
DGCL	Background
Dissenting Shares	2.03
Effective Time	1.02(a)
End Date	10.02(b)(i)
ERISA	4.15(a)
Exchange Agent	2.02(a)
Excluded Shares	2.01(b)
Indemnification Agreement	Background
Indemnified Party	7.02(b)
Intellectual Property Agreements	4.20(e)(i)
Inventory	4.24
Licensed Intellectual Property	4.20(e)
Material Contract	4.13(a)
Material Customers	4.22(a)
Material Suppliers	4.22(b)
Merger	Background
Merger Consideration	2.01(a)
Multiemployer Plan	4.15(a)
NRS	Background
Open Contract	4.22(a)
Parent	Preamble

Term	Section
Shareholder Approval	4.02(a)
Shareholder Consent	6.02(a)
Significant Shareholders	Background
Superior Proposal	6.03(f)
Surviving Corporation	1.02(b)
Takeover Laws	4.02(a)
Tax or Taxes	4.14
Tax Return	4.14
Willful Breach	10.02

(c) Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a party’s “knowledge” are references to the actual knowledge of the directors and officers of that party after reasonable inquiry, and references to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ John A. Piccione
	Name:	John A. Piccione
	Title:	Assistant Secretary

PLMR INC.
By:	/s/ Jonathan C. Wilk
	Name:	Jonathan C. Wilk
	Title:	Assistant Secretary

Princeton Security Technologies, Inc.
By:	/s/ Juhani Taskinen
	Name:	Juhani Taskinen
	Title:	CEO and President